Exhibit 10.57

Confidential	Without Prejudice, Subject to Contract
Dated: 26 October, 2012

ZELTIQ LIMITED
and
STEPHEN ATKINSON
COMPROMISE AGREEMENT

Contents
Clause    Page
1    Definitions and Interpretation    3
2    Termination    3
3    Payment    4
4    Tax indemnity    4
5    Resignation of offices    4
6    Secrecy    5
7    Confidential Information, Intellectual Property and Covenants    5
8    Share Options    5
9    Company property    5
10    Breach of agreement and compensation payable to the Employee    6
11    Reference    6
12    Legal expenses    6
13    Settlement    6
14    Reaffirmation Letter    7
15    Warranty    7
16    Compliance with Legislation    8
17    Miscellaneous    8
18    Whole agreement    8
Schedule 1 Claims    10
Schedule 2 Certificate by Adviser    12
Schedule 3 Letter of Resignation    13
Schedule 4 Reaffirmation letter    14

THIS AGREEMENT is dated 26 October 2012 and is made between:

(1)	ZELTIQ LIMITED (reg. no: 07734606) of 3 Noble Street, London EC2V 7EE (the Company);
and2222333

(2)	STEPHEN ATKINSON of Tarent House, Monkmead Lane, West Chiltington, West Sussex RH20 2PR (the Employee).
WHEREAS:

(A)	The Employee may assert various claims against the Company arising out of the termination of his employment including but not limited to unfair dismissal.

(B)	The Employee and the Company have agreed to compromise such claims on the terms hereinafter provided.

(C)	The Company is entering into this Agreement for itself and as agent for all its Group Companies and is duly authorised in that behalf.
IT IS AGREED as follows:

1	Definitions and Interpretation
Definitions

1.	In this Agreement references to specific clauses are references to clauses in this Agreement unless otherwise stated and:
Group Company means any holding company or parent undertaking for the time being of the Company or any subsidiary or subsidiary undertaking for the time being of the Company or of any such holding company or parent undertaking (for which purpose the expressions “holding company” and “subsidiary” shall have the meanings ascribed thereto by section 1159 Companies Act 2006 and the expressions “parent undertaking” and “subsidiary undertaking” shall have the meanings ascribed thereto by Section 1162 Companies Act 2006).
Employment means the Employee's employment with the Company, the terms of which are set out in the Employment Contract.
Employment Contract means the contract of employment more particularly described in clause 2.1.
PILON Payment means the payment more particularly described at clause 3.1.
Severance Payment means the payment described at clause 3.2.
Termination Date means the date more particularly described in clause 2.1.

2	Termination

1.
The Employee's employment pursuant to a contract of employment with the Company dated 9 August 2011 (the Employment Contract), will terminate with immediate effect by reason of redundancy on 9 November 2012 (the Termination Date). Between the date of this Agreement and the Termination Date, the Employee will continue to perform his duties in the normal manner and comply with all reasonable and lawful directions of the Company444

2.
The Employee shall be paid any outstanding salary, benefit allowances and outstanding holiday pay (20 days' outstanding holiday) which have accrued up to and including the Termination Date, less normal deductions. To the extent that, as at the Termination Date, the Employee has taken in excess of his accrued holiday entitlement, or has any loans outstanding from the Company, an appropriate deduction will be made from the Employee's final salary payment. The Employee agrees and acknowledges that he has no outstanding entitlement to any bonus.

3	Payment

1.
Subject to the Employee's compliance with the terms of this Agreement, the Company shall pay to the Employee the sum of £94,274 as payment in lieu of six months' notice in accordance with the Employment Contract (the PILON Payment). The PILON Payment shall be paid subject to deductions for income tax and employees' National Insurance contributions required by law.

2.	Subject to the Employee's compliance with the terms of this Agreement, the Company shall pay to the Employee the sum of £30,000 as compensation for loss of employment (the Severance Payment).

3.	The PILON Payment and the Severance Payment will be paid within 14 days of the Termination Date.

4.
As further compensation for loss of employment, and without admission of liability, the Company shall, for a period of 6 months from the Termination Date continue to provide for the Employee private medical cover on the terms and conditions subsisting on the Termination Date. If the relevant scheme rules do not permit continued cover for the Employee or the scheme provider refuses to provide any benefits to the Employee, the Company shall not be liable to provide any such benefits itself or any compensation lieu thereof.

4	Tax indemnity
The Company makes no warranty as to the taxable status of the Severance Payment and any other benefits provided and accordingly the Employee undertakes that if the Company or any of its Group Companies is called upon to account to HM Revenue & Customs or similar authority in any other jurisdiction for any income tax, National Insurance contributions, social security or similar liabilities interest and/or penalties thereon (save where such interest or penalties arise as a result of the default or delay of the Company) arising in respect of the Severance Payment or any other benefits provided other than the income tax deducted under clause 3.2 (such income tax, National Insurance contributions, interest and/or penalties referred to in this Agreement as the “excess tax”), the Company shall inform the Employee without delay and offer him a reasonable opportunity at his own expense to challenge the demand. If the Company or any other company pays the excess tax to the HM Revenue & Customs or similar authority in any jurisdiction, the Employee will, at the written request of such company immediately pay to such company an amount equal to the excess tax (on an after tax basis).

5	Resignation of offices

1.
The Employee shall immediately resign as a Director of the Company and any of its Group Companies of which he is a director by delivering to the Company a letter of resignation in accordance with the draft annexed in Schedule 5, such resignations to take effect from the Termination Date.

2.
The Employee shall immediately do all such acts and things as the Company may require to effect his resignation from all other offices to which he was appointed in connection with or by reason of the Employment or any appointments with the Company or any of its Group Companies including (but without prejudice to the generality of the above) trusteeships.

3.
Subject to the rules of the policy, the Company will maintain in force on a continuing basis Directors' and Officers' Liability Insurance providing the Employee with not less than the level of cover currently in force in order to protect the Company from claims in respect of the period during which the Employee was a Director or Officer of the Company or any of its Group Companies. For the avoidance of doubt, nothing in this Agreement shall prevent the Employee from bringing claims against the Company or any of its Group Companies, as appropriate, in respect of any third party claims relating to his holding of any directorship or office with the Company or any Group Company.

6	Secrecy

1.
The Employee undertakes that he will not knowingly, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Company or any of its Group Companies or any of its or their officers agents or employees.

2.
The Directors of the Company undertake that they will not, and shall use reasonable endeavours to ensure that employees, officers and agents of the Company shall not knowingly, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Employee.

3.
Both the Employee and the Directors of the Company agree to keep the terms on which the Employment is terminated and the amount of any settlement strictly confidential and agree not to disclose, communicate or otherwise make public the same to anyone (save to professional advisers, immediate family, relevant tax authorities and otherwise as may be required to be disclosed by law) save that the Company shall publish an announcement to staff and clients in the form attached at Schedule 4.

7	Confidential Information, Intellectual Property and Covenants

1.
The Employee agrees and acknowledges that the provisions of clause 14 (Confidential Information), clause 15 (Protection of the Company's Business Interests) and clause 16 (Intellectual Property Rights) of the Employment Contract shall remain in force in accordance with their terms notwithstanding the termination of the Employment.

8	Share Options

1.
The Employee agrees and acknowledges that any entitlements under the ZELTIQ 2005 Stock Option Plan shall be dealt with in accordance with the rules of that plan provided always that, notwithstanding the rules of the plan, the Employee shall have a period of 12 months from the Termination Date to exercise his vested options held. For the avoidance of doubt there will be no acceleration of vesting of any Restricted Stock Units held by the Employee under the ZELTIQ 2011 Stock Option Plan and the Employee's entitlements shall be dealt with in accordance with the rules of that Plan.

9	Company property

1.
The Employee represents and confirms that he will return on or before the Termination Date to the Company all property, equipment, records, correspondence, documents, files and other information of any description (whether originals, copies or extracts) belonging or licensed to the Company or any of its Group Companies save that which it has been previously agreed by email dated 19th October 2012 that he may retain and that he has not retained any copies and that he has deleted irretrievably any information relating to the business of the Company on any magnetic or optical disk or memory which is in his possession or control outside the premises of the Company.

10	Breach of agreement and compensation payable to the Employee
The Employee agrees that if, having entered into this Agreement, the Employee: (a) breaches the provisions of clauses 6 (Secrecy) and/or 7 (Confidential Information, Intellectual Property and Covenants) and/or the warranties at clause 15; and/or (b) (on the basis that the Company enters into this Agreement in reliance upon the warranties given by the Employee at clause 15) brings any proceedings (including making complaints to professional or trade or regulatory bodies but excluding any such claim falling within the definition of a “qualifying disclosure” within section 43B of the Employment Rights Act 1996, any claim for personal injury which has not arisen at the date of this Agreement, any claim in respect of accrued pension rights or share option rights in accordance with clause 8 of this Agreement and any claim relating to a breach of this Agreement) relating to the Employment (including its termination) against the Company, any Group Company or its or their officers, employees or agents and/or (c) is awarded any compensation or damages by an employment tribunal or civil court as a result of a claim made in connection with the Employee's employment or the termination thereof, then, without prejudice to any other remedies that the Company may have, the Employee hereby undertakes to indemnify and hold harmless the Company and to keep it indemnified fully at all times against all claims, demands, actions, proceedings, damages, losses, costs (including without limitation legal costs) and/or liabilities which are made or brought against or incurred or suffered by the Company in consequence of, and are attributable to, a default by the Employee as set out in this clause, together with all costs (legal or otherwise) and expenses incurred by the Company in seeking to enforce the provisions of this indemnity against the Employee, and the Employee shall immediately repay to the Company the Severance Payment.
Furthermore, in these circumstances the Company shall no longer be bound by its obligations pursuant to clause 6 (Secrecy) or clause 11 (Reference).

11	Reference

1.
The Company agrees to provide to the Employee and to any prospective employer requesting the same a written reference in the form of Schedule 3 to this Agreement subject always to the Company's compliance with its obligations to third parties relating to the giving of references and the Company will not directly or indirectly make any statements or comments (whether written or oral) which are less favourable than the said reference. Should the Company obtain information after the date of this Agreement, the facts of which would have amounted to a repudiatory breach of the terms of the Employment Contract by the Employee and as a result of which the Company would not have agreed to provide a reference in the form of Schedule 3, the Company will inform the Employee, and may decline to give a reference in the form in Schedule 3.

12	Legal expenses

1.
The Company shall within 14 days of the production of a valid VAT invoice addressed to the Employee but marked payable by the Company pay to the Employee's solicitors, up to a maximum sum of £1,500 plus VAT in respect of the Employee's legal expenses to the extent these are incurred in connection with the termination of the Employment and/or relate exclusively to the negotiation and preparation of this Agreement.

13	Settlement

1.
The Employee acknowledges that he has carefully considered the facts and circumstances relating to the Employment and the termination thereof and agrees that he will not institute any proceedings or complaints before an employment tribunal or court arising out of or in connection with the Employment or its termination in respect of any of the claims set out in Schedule 1 to this Agreement.

2.	The Employee confirms that he is not aware of having any claim for personal injury against the Company or any Group Company at the date of this Agreement.

3.	The Employee agrees that the terms of this Agreement are in full and final settlement:

(a)	of the claims set out in Schedule 1; and

(b)	any other claims whether at common law or otherwise and in any jurisdiction in the world, which he may have against the Company or any Group Company or its or their officers, directors, employees, shareholders or agents arising out of or connected with his Employment or its termination or the Employment Contract or its termination excepting any claims for personal injury which have not arisen at the date of this Agreement, any claims in respect of accrued pension rights, any claims in respect of share options as set out in clause 8 and any claims in respect of breach of this agreement. The Employee hereby agrees that, except for the sums and benefits referred to in this Agreement, no other sums or benefits are due to him from the Company or any Group Company and that he has no entitlement to any bonus.

14	Reaffirmation Letter

1.
The Employee shall provide to the Company within 5 days of the Termination Date a signed copy of the Reaffirmation Letter set out in Schedule 6 to this Agreement (signed and dated no earlier than the Termination Date) and a signed Certificate by Adviser in the form set out in Schedule 2 to this Agreement (signed and dated no earlier than the Termination Date). The Company shall within 14 days of the production of a valid VAT invoice addressed to the Employee but marked payable by the Company pay to the Employee's solicitors, up to a maximum sum of £350 plus VAT in respect of the Employee's legal expenses to the extent these are incurred in connection with advice on the terms and effect of the Reaffirmation Letter.

15	Warranty

1.	The Employee represents and warrants:

(a)
that he has received advice from a “relevant independent adviser” (the Adviser) (for the purposes of the legislation specified in clause 16 below) as to the terms and effect of this Agreement (and in particular its effect on the Employee's ability to pursue his rights before an employment tribunal) and that he will procure that the Adviser forthwith provides a certificate in the form of Schedule 2 to this Agreement and that in such Schedule the name and other relevant details of the Adviser are correctly set out;

(b)	that he has raised with the Adviser all facts and issues relevant to the Employment and its termination; and

(c)
that the claims and prospective proceedings listed at clause 13 and Schedule 1 are all of the claims and prospective proceedings that he has against the Company, any Group Company or their, officers, agents and employees arising out of or in connection with his Employment (including the termination thereof) and that he has no other claim.

2.
As at the date of this Agreement, the Employee warrants and represents that there are no circumstances of which the Employee is aware or of which the Employee ought reasonably to be aware which would amount to a repudiatory breach by the Employee of any express or implied term of the Employment which would (or would have) entitled the Company to terminate the Employment without notice or payment in lieu of notice and payment of the PILON Payment and the Severance Payment are conditional upon this being so.

3.
The Employee warrants that he will on the request of the Company or any Group Company, assist it or them in any threatened or actual litigation concerning it or them where he has in his possession or knowledge any facts or other matters which the Company or any Group Company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements/affidavits, meeting with the legal and other professional advisers and attending any legal hearing and giving evidence in person on behalf of the Company or any Group

Company). Such assistance will also be given in any internal investigation or any regulatory proceedings. The Company or the relevant Group Company shall reimburse the Employee for reasonable expenses properly incurred by him in giving such assistance as are agreed by the Company.

16	Compliance with Legislation
The conditions regulating compromise agreements contained in:

1.	section 203(3) Employment Rights Act 1996;

2.	section 147(3) Equality Act 2010;

3.	section 77(4A) Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970);

4.	section 72(4A) Race Relations Act 1976;

5.	section 288(2B) Trade Union and Labour Relations (Consolidation) Act 1992;

6.	Schedule 3A Part 1 paragraph 2 Disability Discrimination Act 1995;

7.	regulation 35(3) of the Working Time Regulations 1998;

8.	section 49(4) of the National Minimum Wage Act 1998;

9.	regulation 41(4) Transnational Information and Consultation of Employee Regulations 1999;

10.	regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

11.	regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

12.	Schedule 4, Paragraph 2(2) Employment Equality (Sexual Orientation) Regulations 2003;

13.	Schedule 4, Paragraph 2(2) Employment Equality (Religion or Belief) Regulations 2003;

14.	Regulation 40(4) Information and Consultation of Employees Regulations 2004;

15.	paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; and

16.	Schedule 5 paragraph 2(2) of the Employment Equality (Age) Regulations 2006,
are intended to be and have been satisfied.

17	Miscellaneous

1.
This Agreement and any non-contractual obligations connected with it shall be governed by and interpreted in accordance with English Law. The parties hereby submit to the jurisdiction of the High Court of Justice in England.

2.
Subject to any provision which specifically refers to a Group Company and which is intended to confer benefits on any such Group Company, no term of this Agreement is enforceable by a person who is not party to it.

18	Whole agreement
This Agreement sets out the entire agreement between the parties and supersedes all prior discussions between them or their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether orally or in writing. If signed by all parties to the Agreement it shall then, notwithstanding being marked “without prejudice” or “without prejudice subject to contract” and subject to any written statement to the contrary, be treated as an open and binding agreement. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument. Delivery of an executed signature page of a counterpart by facsimile transmission, or by electronic mail in Adobe TM Portable Document Format (PDF), shall take effect as delivery of an executed counterpart of this Agreement.

[This document needs to be signed as a deed as my client's service agreement is a deed]

SIGNED
For and on behalf of the Company    )    /s/ Mark J. Foley
dated                    )    10/30/2012

SIGNED by STEPHEN ATKINSON    )    /s/ Stephen Atkinson
dated                    )    26 October 2012

Schedule 1
Claims

1	any claim for wrongful dismissal or any other claim for breach of contract or any claim for a bonus;

2	any claim for unfair dismissal under Part X of the Employment Rights Act 1996;

3	any claim for a statutory redundancy payment pursuant to section 163 of the Employment Rights Act 1996;

4
any claim arising out of a contravention or an alleged contravention of Part II of the Employment Rights Act 1996 (protection of wages including any claim for unlawful deduction from wages pursuant to section 13 Employment Rights Act 1996);

5	any claim in relation to Guarantee Payments pursuant to section 34 Employment Rights Act 1996);

6	any claim in relation to the right to employment particulars and an itemised pay statement pursuant to s11 Employment Rights Act 1996;

7	any claim in relation to the right for written statement of reasons for dismissal pursuant to section 93 Employment Rights Act 1996;

8	any claim in relation to Sunday working for shop and betting workers pursuant to Part IV Employment Rights Act 1996;

9	any claim in relation to protection from suffering detriment in employment pursuant to Part V the Employment Rights Act 1996;

10	any claim in relation to exercising the right to time off work pursuant to Part VI the Employment Rights Act 1996;

11	any claim in relation to suspension from work pursuant to Part VII the Employment Rights Act 1996;

12	any claim in relation to the right to take parental leave pursuant to the Employment Rights Act 1996;

13	any claim in relation to parental rights and the right to request contract variation for flexible working pursuant to section 80 and 80H Employment Rights Act 1996;

14
any claim for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital status, gender re-assignment, civil partnership status or pregnancy or maternity under section 120 Equality Act 2010 and/or section 63 Sex Discrimination Act 1975;

15	any claim pursuant to sections 120 and 127 Equality Act 2010 and section 2 the Equal Pay Act 1970 (equality of terms);

16
any claim for direct or indirect discrimination, harassment or victimisation related to colour, race, nationality or ethnic or national origin under section 120 Equality Act 2010 and/or section 54 Race Relations Act 1976;

17
any claim for direct or indirect discrimination, harassment or victimisation related to disability or discrimination arising from a disability or failure to make adjustments under section 120 Equality Act 2010 and and/or direct discrimination, disability related discrimination, harassment or victimisation related to disability or failure to make adjustments under section 17A or 25(8) Disability Discrimination Act 1995;

18
any claim for direct or indirect discrimination, harassment or victimisation related to sexual orientation under section 120 Equality Act 2010 and/or regulation 28 the Employment Equality (Sexual Orientation) Regulations 2003;

19
any claim for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 Equality Act 2010 and/or regulation 28 the Employment Equality (Religion or Belief) Regulations 2003;

20	any claim for direct or indirect discrimination, harassment or victimisation related to age under section 120 Equality Act 2010 and/or regulation 36 the Employment Equality (Age) Regulations 2006;

21	any claim pursuant to Regulation 8 Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (discrimination on the ground of part time status);

22	any claim pursuant to regulation 7 the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (discrimination on the grounds of fixed term status);

23
any claim pursuant to regulation 15 of the Flexible Working (Procedural Requirements) Regulations 2002 and the Flexible Working (Eligibility, Complaints and Remedies) Regulations 2002 pursuant to section 80 Employment Rights Act 1996;

24	any claim pursuant to regulation 30 Working Time Regulations 1998 (working time or holiday pay);

25	any claim under the National Minimum Wage Act 1998 (as specified in section 18 (1)(dd) Employment Tribunals Act 1996 including section 19D of the National Minimum Wage Act 1998;

26	any claim pursuant to section 10 Employment Relations Act 1999 (right to be accompanied to a disciplinary or grievance hearing);

27	any claim pursuant to regulation 27 and regulation 32 the Transnational Information and Consultation of Employees Regulations 1999;

28
any claim arising out of a contravention or alleged contravention of the Trade Union and Labour Relations (Consolidation) Act 1992 as specified in section 18(1)(b) Employment Tribunals Act 1996 (excluding a claim for non-compliance of section 188);

29	any claim pursuant to regulation 29 or 33 the Information and Consultation of Employees Regulations 2004

30
any claim in relation to failure to elect appropriate representatives or inform or consult or any entitlement to compensation under the Transfer of Undertaking (Protection of Employment) Regulations 2006;

31	any claim under S47B Employment Rights Act 1996; and/or

32	any claim in relation to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

33	any claim under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;

34	any claim for failure to comply with obligations under the Human Rights Act 1998;

35	any claim for failure to comply with obligations under the Data Protection Act 1998;

36	any claim under any provision of directly applicable European law;

37	any claim in respect of harassment under section 3 Protection from Harassment Act 1997;

38	any claims for physical or psychiatric illness relating to any acts of discrimination or any stress-related claims and/or any claims relating to depression;

39	any claim in relation to the right to request time off for study or training under section 631 the Employment Rights Act 1996; and

40	in relation to any existing personal injury claims of which the Employee is aware at the date of this Agreement.

Schedule 2
Certificate by Adviser

I confirm that I have given independent legal advice to Stephen Atkinson as to the terms and effect of the above Agreement and in particular its effect on my client's ability to pursue his rights before an employment tribunal.
I confirm that I am a Solicitor of the Senior Courts holding both at the date of the above Agreement and at the date the said advice a current practising certificate and that there is and was at the time I gave the advice referred to above in force a policy of insurance which covers the risk of a claim by Stephen Atkinson in respect of any loss arising in consequence of that advice.
Signed    /s/ Claire Dawson

Print Name: Claire Dawson

Name and
Address of
Firm:    Russell Jones & Walker (part of Slater & Gordon Lawyers)

50-52 Chancey Lane

London WC2A1HL

Dated: 31 October 2012

Schedule 3
Letter of Resignation
Private & Confidential
Company Secretary
Zeltiq Limited
3 Noble Street
London EC2V 7EE

October 26, 2012
Dear Sirs
Please accept this letter as formal notice of my resignation as a Director of the Company and each group company of which I am a Director. My resignation as a Director of the Company and the relevant group companies is to be effective 9 November 2012.
You and the other company secretaries are asked to arrange for particulars of my resignation to be filed with the Registrar of Companies. Please forward a copy of this letter to other relevant company secretaries.
Yours faithfully
SIGNED    /s/ Stephen Atkinson
Stephen Atkinson

Schedule 4
Reaffirmation letter

Private & Confidential
Company Secretary
Zeltiq Limited
3 Noble Street
London EC2V 7EE

9 November 2012

Dear Sir,

My employment with Zeltiq Limited (the Company)

Pursuant to the Compromise Agreement entered into between myself and the Company on 26 October 2012 (the Agreement), I am writing to reaffirm and repeat the terms and effect of the Agreement. Accordingly, I hereby confirm that:

1.
Further to discussions between myself and the Company relating to the termination of my employment with the Company, I have agreed to the terms set out in the Agreement and this letter offered by the Company in full and final settlement of any claims I may have against the Company or any Group Company of whatever nature arising out of my employment or its termination or otherwise as set out in paragraph 3 below.

2.
I repeat here the warranties and representations set out in the Agreement and warrant and represent to the Company that I have not breached any of those warranties or representations as at the date of this letter. I further represent and warrant to the Company that I have not breached any terms of the Agreement.

3.	I confirm that the terms of the Agreement and this letter are without any admission of any liability and in full and final satisfaction:
(a)    of the claims set out in Schedule 1 to the Agreement; and
(b)    any other claims whether at common law or otherwise and in any jurisdiction in the world, which I may have against the Company or any Group Company or its or their officers, directors, employees, shareholders or agents arising out of or connected with my Employment or its termination or the Employment Contract or its termination excepting any claims for personal injury which have not arisen at the date of this letter, any claims in respect accrued pension rights, any claims in respect of share options as set out in clause 8 of the Agreement and any claims in respect of breach of the Agreement or this Letter. I hereby agree that, except for the sums and benefits referred to in the Agreement, no other sums or benefits are due to me from the Company or any Group Company.

4.
I agree that the conditions regulating compromise agreements contained in section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act

1992, paragraph 2 of schedule 3A of the Disability Discrimination Act 1995, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, paragraph 2(2) of schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, paragraph 2(2) of schedule 5 of the Employment Equality (Age) Regulations 2006 and s.147 of the Equality Act 2010 are intended to be and have been satisfied by this letter.

5.
I confirm that, prior to accepting the terms of this letter I received independent legal advice as to the terms and effect of the letter if accepted by me and, in particular, its effect on my ability to pursue my rights before an employment tribunal or any other court and that I have been advised by the Adviser that there is in force and was, at the time I received the advice referred to above, a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by me in respect of loss arising in consequence of that advice.

6.	I confirm that I will ensure that the Company receives a signed Certificate by Adviser in the form attached at Schedule 2 of the Agreement.

Please sign and return to me a copy of this letter to confirm the Company's agreement to the terms and conditions set out in this letter.

Yours faithfully

/s/ Stephen Atkinson
Stephen Atkinson

The Company confirms its agreement to the terms and conditions set out in this letter.

Signed /s/ Mark J. Foley                 Date 10/30/12
For and on behalf of Zeltiq Limited